EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AgriForce Growing Systems Ltd. on Form S-8 of our report dated March 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AgriForce Growing Systems Ltd. as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, appearing in the Registration Statement of AgriForce Growing Systems Ltd. on Form S-1 (File No. 333-251380) as amended on June 30, 2021.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
August 25, 2021